CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of CCA Investments Trust and to the use of our report dated January 29, 2016 on the financial statements and financial highlights of CCA Core Return Fund and CCA Aggressive Return Fund, each a series of shares of beneficial interest of the CCA Investments Trust.   Such financial statements and financial highlights appear in the November 30, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

March 28, 2016